EXHIBIT 2.1

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (“Agreement”), dated January 18, 2013, is by and among Concierge Technologies, Inc., a Nevada corporation (“Concierge”), and the individuals and entities listed on Exhibit “A” attached hereto and incorporated by reference herein (the “Stockholders”). Concierge and the Stockholders shall be referred to herein in the singular as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS,	as of the date of this Agreement, Wireless Village, Inc., a Nevada corporation (“Wireless Village”) has issued and outstanding a total of 1667 shares of common stock;

WHEREAS,	the Stockholders, in the aggregate, are the record and beneficial owners of 817 shares of the issued and outstanding common stock of Wireless Village (the “Shares”);

WHEREAS,	Concierge is the record and beneficial owner of the remaining 850 shares of the issued and outstanding common stock of Wireless Village and Concierge desires to acquire the Shares to cause Wireless Village to become a wholly-owned subsidiary of Concierge;

WHEREAS,	the Stockholders desire to exchange their ownership of the Shares for shares of Series B preferred stock of Concierge and Concierge desires to issue shares of Series B preferred stock of Concierge at a rate of 12,239.9:1 in exchange for each of the Shares for a total of 10,000,000 Series B preferred shares of Concierge to be issued to the Stockholders for the Shares, upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”); and

WHEREAS,	the Parties desire the transaction to qualify as a tax-free transaction under the Internal Revenue Code of 1986, as amended.

NOW,	THEREFORE, in consideration, of the promises and of the mutual representations, warranties and agreements as set forth herein, the Parties agree as follows:

AGREEMENT:

ARTICLE I

EXCHANGE OF STOCK

1.1.	Exchange of Stock.

(a)	Subject to and upon the terms and conditions of this Agreement, at the Closing (as defined hereafter) or within a reasonable time thereafter, the Stockholders hereby agree to sell, convey, transfer and assign and deliver to Concierge the 817 shares of common stock duly and validly issued, fully paid and non-assessable common stock of Wireless Village owned by the Stockholders free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever (the “Shares”).

(b)	In exchange for the delivery of the Shares owned by the Stockholders, Concierge shall issue to the Stockholders a total of 10,000,000 shares of Series B preferred stock of Concierge (the “Exchange Shares”), duly and validly issued, fully paid and non-assessable on a pro rata basis as described in Exhibit “A.” After two hundred seventy (270) days from the date of issuance to Stockholders, each of the Exchange Shares shall be convertible into shares of common stock of Concierge at a conversion rate of 1:20 for a total of 200,000,000 shares of common stock of Concierge upon conversion of all of the Exchange Shares to be issued to Stockholders.

(c)	Each share of the Exchange Shares to be issued to Stockholder under this Agreement shall bear the following legend:

"	THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL SATISFACTORY TO PURCHASERS OF THE SECURITIES THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS."

1.2.	Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Concierge at 9:00 a.m. on January 30, 2012, or such other date and at such other time as may be agreed in writing between the Parties. The date and time of the Closing are herein referred to as the “Closing Date.”

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

The Stockholders represent and warrant to Concierge as follows:

2.1.	Ownership of the Shares. Each Stockholder listed on Exhibit “A” is the record and beneficial owner of the Shares listed next to his, her or its name, free and clear of all liens, encumbrances, purchase rights, claims, pledges, mortgages, security interests, or other limitations or restrictions whatsoever. Each Stockholder is not subject to, or a party to, any Articles of Incorporation or Bylaws provisions, shareholder control agreements, buy-sell agreements, contracts, instruments or other restrictions of any kind or character which directly or indirectly restrict or otherwise limit in any manner the voting, sale or other disposition of his, her or its Shares.

2.2.	Authority to Transfer. Each Stockholder has full and unrestricted legal right, power and authority to enter into this Agreement, and to sell, assign, transfer, and deliver to Concierge valid, lawful and marketable title to his, her or its Shares to be sold, assigned and transferred by said Stockholder pursuant to this Agreement. Each Stockholder represents that neither the execution and delivery of this Agreement or any other agreements contemplated hereby nor the consummation of the transactions contemplated hereby will conflict with or result in any violation of, or result in default or loss of a benefit under, or permit the acceleration of any obligation under, any judgment, order, decree, mortgage, contract, agreement, deed of trust, indenture, lease or other instrument or any federal, state or local statute, law, ordinance, rule, or regulation applicable to said Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CONCIERGE

Concierge represents and warrants to the Stockholders as follows:

3.1.	Organization, Standing and Authority; Foreign Qualification. Concierge is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to conduct its business as presently conducted and is duly qualified or licensed as a foreign corporation in good standing in each jurisdiction in which the character of its properties or the nature of its business activities require such qualification.

3.2.	Corporate Authorization. The execution, delivery and performance by Concierge of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Concierge, and this Agreement constitutes a valid and binding agreement of Concierge.

3.3	Approval. Concierge has all necessary powers and is duly authorized to acquire the Shares in exchange for the Exchange Shares as specified in this Agreement. Concierge has taken all action required to authorize and approve the execution and delivery of this Agreement, the issuance of the Exchange Shares and the consummation by Concierge of the transaction contemplated hereby.

3.4	Board Positions. At Closing, the Stockholders shall have the right to appoint four (4) individuals to the Board of Directors of Concierge, and Concierge shall ensure its officers and directors take any action necessary to make available four (4) seats on the Board of Directors of Concierge.

ARTICLE IV

CLOSING DOCUMENTS

4.1	Deliveries of the Stockholders. The Stockholders shall deliver to Concierge all of the following, executed as appropriate:

(a)	an executed copy of this Agreement; and

(b)	stock certificate(s) representing each Stockholder’s Shares for the number of shares described in Exhibit “A” with an executed blank stock power.

4.2	Deliveries of Concierge. Concierge shall deliver to the Stockholders all of the following, executed as appropriate:

(a)	an executed copy of this Agreement; and

(b)	stock certificate(s) representing each Stockholder’s pro rata share of the Exchange Shares as described in Exhibit “A.”

ARTICLE V

INDEMNIFICATION

5.1	By Concierge. Concierge agrees to indemnify, reimburse, defend and hold harmless the Stockholders from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, costs of mitigation, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing less any undisputable net tax benefits recognized by the party seeking indemnification as a result of the matter which is the subject of the indemnification claim (collectively, the “Damages”), incurred in connection with, arising out of, resulting from or incident to:

(a)	Any breach of or any inaccuracy in (or any alleged breach of or inaccuracy in) any representation or warranty made by Concierge in this Agreement or any other document delivered by Concierge;

(b)	Any breach of or failure by Concierge to perform any covenant or obligation of Concierge set out or contemplated in this Agreement or any other document delivered by Concierge; or

5.2	By the Stockholders. Each Stockholder agrees to indemnify, reimburse, defend and hold harmless Concierge, from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to:

(a)	Any breach of or any inaccuracy in (or any alleged breach of or inaccuracy in) any representation or warranty made by such Stockholder in this Agreement or any other document delivered by such Stockholder; or

(b)	Any breach of or failure by such Stockholder to perform any covenant or obligation of such Stockholder set out or contemplated in this Agreement or any other document delivered by such Stockholder.

ARTICLE VI

MISCELLANEOUS

6.1	Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement or in any writing delivered to the Stockholders and Concierge in connection with this Agreement will survive the consummation of the transaction contemplated hereby.

6.2.	Expenses. Concierge and the Stockholders will each pay all of their respective legal and other expenses incurred in the preparation of this Agreement and the performance of the terms and conditions hereof.

6.3.	Governing Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of California, without regard to conflicts of laws principles. Any dispute arising under or in connection with this Agreement shall be resolved by one arbitrator as mutually agreed upon by the Parties before the American Arbitration Association in Orange County, California. The prevailing Party shall be entitled to all reasonable costs and expenses, including, but not limited to, attorneys’ fees and costs.

6.4.	Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the Parties hereto with respect to the subject matter contained herein. This Agreement supersedes all prior agreements and undertakings between the Parties with respect to such subject matter. No waiver and no modification or amendment of any provision of this Agreement shall be effective unless specifically made in writing and duly signed by the Party to be bound thereby.

6.5.	Severability of Invalid Provision. If any one or more covenants or agreements provided in this Agreement should be contrary to law, then such covenant or covenants, agreement or agreements shall be null and void and shall in no way affect the validity of the other provisions of this Agreement.

6.6.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

6.7.	Section Headings. Section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of the provisions hereof.

6.8.	Counterparts. This Agreement may be executed in one or more counterparts, and shall become effective when one or more counterparts have been signed by each of the Parties.

6.9.	Waiver. Waiver by any Party hereunder of any breach of or failure to comply with any provision of this Agreement by the other Party shall not be construed as, or constitute a continuing waiver of, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

6.10.	Non-exclusivity. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and shall be in addition to any and all other rights, remedies, powers and privileges granted by law, rule, regulation or instrument.

6.11.	Notices. All notices, requests, consents and other communications required or permitted hereunder must be in writing and must be personally delivered, mailed first-class postage prepaid, registered or certified mail, or delivered by a nationally recognized overnight courier:

If to the Stockholders, at:

The address listed next to his, her or its name on Exhibit “A”

If to Concierge, at:

29115 Valley Center Road, #K-206

Valley Center, CA 92082

Attn: Dave Neibert

With a copy to:

Horwitz Cron & Armstrong, LLP

26475 Rancho Parkway South

Lake Forest, CA 92630

Attn: Lawrence M. Cron, Esq.

Or to such other address as any Stockholder and Concierge may specify to the other by written notice, and such notices and other communications will be treated as being effective or having been given when delivered, if personally delivered, or when received, if sent by mail.

[Signatures of following page]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties hereto as of the date first above written.

CONCIERGE:	STOCKHOLDERS:

David Neibert	Peter Park
President

Nelson Choi

Edward Wu

Tibet System Co.

By:
Title:

Gonzalez and Kim

By:
Title:

EXHIBIT A

Name	Address for Notice	Number of Wireless Village Shares Exchanged	Wireless Village Stock Certificate No.	Number of Shares Issued in Concierge
Peter Park	15 Berryessa Way Hillsborough, CA 94010	180	20	2,203,182
Nelson Choi	2571 Olympic Dr. San Bruno, CA 94066	180	19	2,203,182
Edward Wu	1309 Wayne Way San Mateo, CA 94403	180	18	2,203,182
Tibet System Co.	6F, Lotte it Castle 2nd 550-1 Gasan-dong, Geum Cheon-gu, Seoul Korea	40	22	489,596
Gonzalez & Kim	150 Clement St. San Francisco, CA 94118	237	21	2,900,856